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Exhibit 10.2(i)(iii)

FORM OF RESTRICTED STOCK AGREEMENT
UNDER THE
CENTURYLINK 2011 EQUITY INCENTIVE PLAN

        This RESTRICTED STOCK AGREEMENT (this "Agreement") is entered into as of                                     , by and between CenturyLink, Inc. ("CenturyLink") and                                      ("Award Recipient").

        WHEREAS, CenturyLink maintains the CenturyLink 2011 Equity Incentive Plan (the "Plan") under which the Compensation Committee, or a duly authorized subcommittee thereof (in either case, the "Committee"), of the Board of Directors of CenturyLink (the "Board") may, directly or indirectly, among other things, grant restricted shares of CenturyLink's common stock, $1.00 par value per share (the "Common Stock"), to key employees of CenturyLink or its subsidiaries (collectively, the "Company"), subject to such terms, conditions, or restrictions as it may deem appropriate; and

        WHEREAS, pursuant to the Plan, the Committee has awarded to the Award Recipient restricted shares of Common Stock on the terms and conditions specified below.

        NOW, THEREFORE, the parties agree as follows:

1.
AWARD OF SHARES

        1.1   Upon the terms and conditions of the Plan and this Agreement, CenturyLink as of the date of this Agreement (the "Grant Date") hereby awards to the Award Recipient a total of                                      restricted shares of Common Stock (the "Restricted Stock") that vest, subject to Sections 2, 3 and 4 hereof, in installments as described in this Section 1.

        1.2   (a)    Of the total number of shares of Restricted Stock,                                      shares (the "Time-Vested Shares") shall vest one-third per year on each of the following dates if, except as otherwise provided in Section 2, the Award Recipient remains employed by the Company on such date:

Scheduled Vesting Date	Number of Shares

          (b)   The remaining                                      shares of Restricted Stock shall vest based upon the Award Recipient's continued employment and the Company's satisfaction of certain specified performance criteria as provided in Section 1.3 and 1.4 below (the "Performance-Vested Shares"). Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of Common Stock that may be issued to the Award Recipient upon the vesting of the Performance-Vested Shares is                                     .

        1.3   (a)    Of the total number of Performance-Vested Shares,                                      shall vest on                                      based on the three-year total shareholder return of CenturyLink from                                      through                                      (the "Performance Period") ranked in terms of a percentile in relation to the total shareholder return of companies comprising the Peer Group (as defined below) for the same three-year period (the "TSR Shares"). Total shareholder return shall be calculated to include reinvestment of any and all dividends.

          (b)   The number of TSR Shares specified in Section 1.3(a) represents the target award. The Award Recipient may receive a greater or lesser number of shares of Common Stock than those allocated in Section 1.3(a), depending on CenturyLink's total shareholder return ranked in terms of a percentile in relation to the total shareholder return of the Peer Group, which shall be determined as follows:

Performance Level	CenturyLink's Percentile Rank	Payout as % of Target Award

Maximum	> percentile	200%
Target	percentile	100%
Threshold	percentile	50%
Below Threshold	< percentile	0%

          (c)   For purposes of this Agreement, the "Peer Group" consists of the following companies:                                     .

          (d)   The number of shares paid out under this Section 1.3 shall be prorated if CenturyLink's rank is between (i) the threshold and the target performance levels or (ii) the target and the maximum performance levels. Notwithstanding the foregoing, if CenturyLink's total shareholder return is negative for the measurement period, the number of shares that vest will not exceed 100% of the target award.

        1.4   (a)    Of the total number of Performance-Vested Shares,                                      shall vest on                                      based on the attainment during the Performance Period of the two financial performance targets calculated in the manner described below in this Section 1.4 and Section 2.6 (the "Revenue Shares").

          (b)   The number of Revenue Shares specified in Section 1.4(a) represents the target award. If the Company does not attain a                                     % operating cash flow annual return on average assets during the Performance Period (the "Cash Flow Metric"), all Revenue Shares will be forfeited. For purposes of this Agreement, "operating cash flow annual return on average assets" equals the Company's "operating cash flow" during the Performance Period divided by its "average assets" over the Performance Period. Operating cash flow is calculated by dividing the sum of the Company's consolidated operating income and depreciation and amortization over the Performance Period by three. The average assets figure is calculated by dividing the sum of the Company's consolidated total assets on                                     ,                                     ,                                     , and                                      by four.

          (c)   Provided the Cash Flow Metric is achieved, the Award Recipient may receive a greater or lesser number of shares of Common Stock than those allocated as Revenue Shares, depending on the Company's achievement of an absolute revenue target (the "Absolute Target"). The Absolute Target for the Performance Period is the sum of an absolute revenue target separately established for each of fiscal years                                     ,                                     , and                                      by the Committee during the first quarter of the applicable fiscal year. Once established, these targets will be recorded in the written proceedings of the Committee and furnished, upon request, to the Award Recipient. For purposes of this Agreement, "absolute revenue" is the sum of the Company's consolidated legacy and strategic revenue, in each case defined in the same manner as the Company reported such amounts in its annual report on Form 10-K for the year ended                                      filed with the Securities & Exchange Commission.

          (d)   The actual number of shares paid out under this Section 1.4 shall be determined as follows:

Performance Level	Company's Performance	Payout as % of Target Award

Maximum	> % of Absolute Target	200%
Target	% of Absolute Target	100%
Threshold	% of Absolute Target	50%
Below Threshold	< % of Absolute Target	0%

          (e)   The number of shares paid out under this Section 1.4 shall be prorated if the Company's attainment of the Absolute Target ranks between (i) the threshold and the target performance levels or (ii) the target and the maximum performance levels.

        1.5   Subject to Section 2, any Performance-Vested Shares that do not vest in accordance with Section 1 shall be immediately forfeited.

        1.6   The difference between the number of Performance-Vested Shares granted to the Award Recipient under Section 1.2 and the maximum number of shares the Award Recipient may earn under Sections 1.3 and 1.4 is referred to herein as the "Additional Shares." Any contingent right of the Award Recipient under Sections 1.3 and 1.4 to receive Additional Shares shall be treated as restricted stock units with accompanying dividend equivalent rights under the terms of Section 9 of the Plan. Any Additional Shares subsequently vested and earned as a result of the Company's performance exceeding the target performance levels specified in Section 1.3 or 1.4 shall be issued on                                     .

2.
AWARD RESTRICTIONS ON
RESTRICTED STOCK

        2.1   In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive accrued dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting, whether voluntarily or involuntarily. All dividends and other distributions relating to the Restricted Stock and all dividend equivalents on the Additional Shares will accrue when declared and be paid to the Award Recipient only upon the vesting of the related Restricted Stock or Additional Shares. Except as otherwise provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of CenturyLink with respect to the Restricted Stock, including the right to vote the shares.

        2.2   If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, all of the shares of Restricted Stock shall vest and all restrictions set forth in Section 2.1 shall lapse on the date on which the employment of the Award Recipient terminates as a result of (i) death or (ii) disability within the meaning of Section 22(e)(3) of the Code.

        2.3   (a)    If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient's employment is terminated by CenturyLink without Cause (as defined below) or by the Award Recipient for Good Reason (as defined below) within [18 months]1 following a Change of Control of CenturyLink (as defined in the Plan), then (i) all Time-Vested Shares shall vest immediately and all restrictions set forth in Section 2.1 shall lapse and (ii) the Award Recipient shall retain the rights to all Performance-Vested Shares, provided that the issuance of such shares shall nonetheless remain subject to the terms and conditions of Section 1, including the eligibility to vest in Additional Shares, except that, unless otherwise provided

1 24 months for CEO agreement; 12 months for Non-Executive Officers.

by the Committee, (A) CenturyLink's percentile ranking calculated under Section 1.3 shall be based upon the total shareholder return of CenturyLink and the companies comprising the Peer Group during a period beginning on                                      and ending on the date of the occurrence of the Change of Control (or, if data for the Peer Group companies is not readily available as of such date, the nearest date prior to the Change of Control for which such data is readily available), (B) the Company's financial performance calculated under Section 1.4 shall be measured based upon the Company's operating cash flow and absolute revenue through the end of the last fiscal quarter for which CenturyLink has filed a periodic report under the 1934 Act, as well as the Absolute Target through the same date, which for these purposes shall equal the sum of the absolute revenue targets set in accordance with Section 1.4(c) prior to the date of measurement (with all such calculations prorated or adjusted equitably to account for any portion of a full year or the shortening of the Performance Period) and (C) the payout of vested Performance-Vested Shares and Additional Shares, if any, shall be made as soon as reasonably practicable following such termination of the Award Recipient.

          (b)   If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient remains employed by the Company or the Post-Transaction Company (as defined below) following a Change of Control of CenturyLink, then the Award Recipient shall retain the rights to all shares of Restricted Stock, provided that the issuance of such shares shall nonetheless remain subject to the terms and conditions of Section 1, including the payment dates described therein and the eligibility to vest in Additional Shares, except that, unless otherwise provided by the Committee, the performance goals described in Section 1 shall be adjusted in the manner described in Section 2.3(a)(ii)(A) and (B).

          (c)   (i)    For purposes of this Section 2.3, "Cause" shall mean the Award Recipient's (A) willful breach of any nondisclosure, noncompetition, nonsolicitation or nondisparagement covenants contained in any agreement between the Company and the Award Recipient; (B) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; (C) workplace conduct resulting in the payment of civil monetary penalties or the incurrence of civil non-monetary penalties that will materially restrict or prevent the Award Recipient from discharging his obligations to the Company; (D) habitual intoxication during working hours or habitual abuse of or addiction to a controlled substance; (E) material breach of the Company's insider trading, corporate ethics and compliance policies and programs or any other Board-adopted policies applicable to management conduct; (F) participation in the public reporting of any information contained in any report filed by the Company with the Securities and Exchange Commission that was impacted by the Award Recipient's knowing or intentional fraudulent or illegal conduct; or (G) substantial, willful and repeated failure to perform duties as instructed by or on behalf of the Board in writing.

             (ii)  The Award Recipient's employment shall not be deemed terminated for Cause unless the Company shall have delivered to the Award Recipient a termination notice with a copy of a resolution adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting called partly or wholly for such purpose (after reasonable notice is provided to the Award Recipient and the Award Recipient has had an opportunity, with counsel, to be heard by the Board) finding that the Award Recipient should be terminated for Cause and specifying in reasonable detail the grounds therefor.

            (iii)  No action or inaction shall be deemed the basis for Cause unless the Award Recipient is terminated therefor prior to the first anniversary of the date on which such action or omission is first known to the [Chief Executive Officer of the Company.]2

2 For the CEO agreement only, the bracketed language would be replaced with "Chairman of the Board or the Chair of any standing committee of the Board."

          (d)   For purposes of this Section 2.3, "Good Reason" shall mean any termination qualifying as a termination for "good reason" under any change of control agreement in effect between the Company and the Award Recipient or, if no such agreement is in place, any of the following events or conditions described in this Section 2.3(d), but only if the Award Recipient shall have provided written notice to the Company within 90 days of the initial existence or occurrence of such event or condition and the Company shall have failed to cure such event or condition within 30 days of its receipt of such notice:

              (i)  Any failure of the Company or its Affiliates (as defined below) to provide the Award Recipient with a position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Change of Control. The Award Recipient's position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with the Award Recipient's position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Award Recipient holds an equivalent position with, and exercises substantially equivalent authority, duties and responsibilities on behalf of, [either the Company or the Post-Transaction Company]3;

             (ii)  The assignment to the Award Recipient of any duties inconsistent in any material respect with the Award Recipient's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities at the time of the Change of Control, or any other action that results in a diminution in any material respect in such position, authority, duties or responsibilities;

            (iii)  A reduction of the Award Recipient's base salary in effect as of the date of the Change of Control without the Award Recipient's consent, except for across-the-board salary reductions similarly affecting all or substantially all similarly-situated officers of the Company and the Post-Transaction Company;

            (iv)  The Award Recipient is advised of, manifests an awareness of, or becomes aware of facts that would cause a reasonable person to inquire into any failure in any material respect by the Company or its Affiliates to comply with any of the provisions of this Agreement; or

             (v)  Any directive requiring the Award Recipient to be based at any office or location more than 50 miles from the location the Award Recipient was based prior to the Change of Control, or requiring the Award Recipient to travel on business to a substantially greater extent than required immediately prior to the Change of Control.

          (e)   For purposes of this Section 2.3, (i) "Affiliate" (or variants thereof) shall mean a person that controls, or is controlled by or is under common control with, another specified person, either directly or indirectly and (ii) "Post-Transaction Company" shall have the meaning ascribed to it in any change of control agreement between the Company and the Award Recipient or, if no such agreement is in effect, any policy applicable to the Award Recipient that provides potential severance benefits in connection with a change in control of the Company.

        2.4   If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient's employment terminates because of retirement on or after attaining the age of 55 with at least ten years of prior service with the Company but prior to the Award Recipient attaining age 65, then:

          (a)   the Award Recipient (i) shall retain a reduced pro rata number of Performance-Vested Shares determined by multiplying the number of Performance-Vested Shares by a fraction, the

3 For the CEO agreement only, the bracketed language would be replaced with "the Post-Transaction Company."

  numerator of which is the number of full months between the beginning of the Performance Period and the date of termination and the denominator of which is the number of months in the Performance Period, provided that the issuance of such shares shall nonetheless remain subject to all other terms and conditions of Section 1, including the payment dates described therein and the eligibility to vest in Additional Shares, and (ii) shall forfeit all other Performance-Vested Shares granted under this Agreement as of the date of termination; and

          (b)   provided the Committee has specifically approved such action, all Time-Vested Shares shall vest immediately and all restrictions set forth in Section 2.1 shall lapse.

        2.5   If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient's employment terminates because of retirement on or after age 65, then (a) the Award Recipient shall retain the rights to all Performance-Vested Shares, provided that the vesting of such shares shall nonetheless remain subject to the terms and conditions of Section 1, including the payment dates described therein and eligibility to vest in Additional Shares; and (b) provided the Committee has specifically approved such action, all Time-Vested Shares shall vest immediately and all restrictions set forth in Section 2.1 shall lapse.

        2.6   Prior to any vesting of Performance-Vested Shares under Section 1.3 and 1.4, the Committee shall (i) ascertain CenturyLink's performance in the manner described therein, (ii) with respect to the financial performance targets specified in Section 1.4, make or cause to be made any and all adjustments required under the Guidelines for Administering Annual Incentive Bonus Programs, as amended and restated by the Committee in January 2010, and (iii) certify in writing, by resolution or otherwise, the number of shares that shall vest, including any Additional Shares earned as a result of the application of the applicable performance conditions. If the Award Recipient is subject to the deduction limitation provided in Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations and guidance promulgated thereunder ("Section 162(m)"), notwithstanding any terms of the Plan, the Committee shall not (a) increase the number of shares awarded to the Award Recipient to an amount that is higher than the number payable under the applicable formula as set forth in Section 1, (b) waive any of the performance requirements provided in Section 1, or (c) accelerate the vesting of the Performance-Vested Shares, if any of the foregoing actions would preclude the Company from claiming under Section 162(m) the tax deductibility of the issuance of the Performance-Vested Shares to the Award Recipient.

3.
TERMINATION OF EMPLOYMENT

        Notwithstanding anything in this Agreement to the contrary, all unvested Restricted Stock shall automatically terminate and be forfeited if the employment of the Award Recipient terminates for any reason, unless and to the extent otherwise provided in Sections 2.2 to 2.5.

4.
FORFEITURE OF AWARD

        4.1   If, at any time during the Award Recipient's employment by the Company or within 18 months after termination of employment, the Award Recipient engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) conduct relating to the Award Recipient's employment for which either criminal or civil penalties against the Award Recipient may be sought, (b) conduct or activity that results in termination of the Award Recipient's employment for cause, (c) violation of the Company's policies, including, without limitation, the Company's insider trading, ethics and corporate compliance policies and programs, (d) participating in the public reporting of any financial or operating result that was impacted by the participant's knowing or intentional fraudulent or illegal conduct; (e) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the Award Recipient's tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a "competitor"), except for (i) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the Award Recipient during the Award Recipient's tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company's interests in any substantial manner or (ii) any other service or assistance that is provided at the request or with the written permission of the Company, (f) disclosing or misusing any confidential information or material concerning the Company, (g) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control not approved by the Board or (h) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, then the award of Restricted Stock granted hereunder shall automatically terminate and be forfeited effective on the date on which the Award Recipient engages in such activity and (1) all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such stock or securities, and (2) all unvested shares of Restricted Stock and contingent rights to receive Additional Shares shall be forfeited. The Award Recipient acknowledges and agrees that the Company's rights under this Section 4.1 supplement, and in no way limit, the Company's separate and independent rights or obligations to recover compensation paid to the Award Recipient pursuant to the Company's "clawback policy" or applicable requirements of federal law or regulations or listing standards.

        4.2   If the Award Recipient owes any amount to the Company under Section 4.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.

        4.3   The Award Recipient may be released from the Award Recipient's obligations under Sections 4.1 and 4.2 above only if the Committee determines in its sole discretion that such action is in the best interests of the Company.

5.
STOCK CERTIFICATES

        No stock certificates evidencing the Restricted Stock shall be issued by CenturyLink until the lapse of restrictions under the terms hereof. Instead, ownership of the Restricted Stock shall be evidenced by a book entry with the applicable restrictions reflected. Upon the lapse of restrictions on shares of Restricted Stock, CenturyLink shall issue the vested shares of Restricted Stock and any Additional

Shares to which the Award Recipient is entitled (either through book entry issuances or delivery of a stock certificate) in the name of the Award Recipient or his or her nominee, subject to the other terms and conditions hereof, including those governing any withholdings of shares under Section 6 below. Upon receipt of any such vested shares, the Award Recipient is free to hold or dispose of such shares, subject to (i) applicable securities laws, (ii) CenturyLink's policy statement on insider trading, and (iii) CenturyLink's stock ownership guidelines then in effect.

6.
WITHHOLDING TAXES

        At the time that all or any portion of the Restricted Stock vests, CenturyLink will withhold from the shares the Award Recipient otherwise would receive hereunder the number of whole shares of Common Stock, rounding up if necessary, having a value equal to the minimum statutory amount required to be withheld under federal, state and local law.

7.
ADDITIONAL CONDITIONS

        Anything in this Agreement to the contrary notwithstanding, if, at any time prior to the vesting of the Restricted Stock in accordance with Section 1 or 2 hereof, CenturyLink further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyLink. CenturyLink agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

8.
NO CONTRACT OF EMPLOYMENT INTENDED

        Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient's employment relationship with the Company at any time.

9.
BINDING EFFECT

        Upon being duly executed and delivered by CenturyLink and the Award Recipient, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term "Award Recipient" is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term "Award Recipient" shall be deemed to include such person or persons.

10.
EFFECT OF PLAN TERMS AND COMMITTEE ACTIONS

        10.1   Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan.

        10.2   This Agreement, the rights of the Award Recipient hereunder and the shares of Restricted Stock granted hereby are subject to (i) all of the terms, conditions, restrictions and other provisions of the Plan, as it may be amended from time to time, as fully as if all such provisions were set forth in their entirety in this Agreement and (ii) such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Award Recipient. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control, except with regard to this Agreement's limitations on the Committee's discretion provided in the last sentence of Section 2.6.

        10.3   The Award Recipient acknowledges receipt from CenturyLink of a copy of the Plan and a prospectus summarizing the Plan and further acknowledges that the Award Recipient was advised to review such materials prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient's heirs, executors, administrators, legal representatives and successors.

11.
ATTORNEYS' FEES AND EXPENSES

        Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties' rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys' fees (including costs of appeal).

12.
GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana. The Award Recipient and CenturyLink shall submit to the exclusive jurisdiction of, and venue in, the courts in Louisiana in any dispute relating to this Agreement.

13.
SEVERABILITY

        If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and CenturyLink intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.
OTHER PROVISIONS

        14.1   It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder ("Section 409A") or an exemption therefrom. The Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent. No acceleration of the vesting of any Additional Shares shall be permitted unless permitted under Section 409A.

        14.2   The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein. This Agreement may not, without the Award Recipient's consent, be amended or modified so as to materially adversely affect the Award Recipient's rights under this Agreement, except (i) as provided in the Plan, as it may be amended from time to time in the manner provided therein, or (ii) by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

        14.3   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto and their successors, assigns, heirs, executors, administrators, or legal representatives, any rights or remedies under, or by reason of, this Agreement.

15.
ELECTRONIC DELIVERY AND EXECUTION OF DOCUMENTS

        15.1   The Company may, in its sole discretion, deliver any documents related to the Award Recipient's current or future participation in the Plan or any other equity compensation plan of the Company by electronic means or request Award Recipient's consent to the terms of an award by electronic means. The plan documents may, but do not necessarily, include: the Plan, any grant notice, this Agreement, the Plan prospectus, and any reports of CenturyLink provided generally to CenturyLink's shareholders. In addition, the Award Recipient may deliver by electronic means any grant notice or award agreement to the Company or to such third party involved in administering the applicable plan as the Company may designate from time to time. Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the applicable plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. By accepting the terms of this Agreement, the Award Recipient also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system as described herein.

        15.2   The Award Recipient acknowledges that the Award Recipient has read Section 15.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 15.1. The Award Recipient acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Award Recipient by contacting the Company by telephone or in writing. The Award Recipient further acknowledges that the Award Recipient will be provided with a paper copy of any documents if the attempted electronic delivery of such documents to the Award Recipient fails, and such failure is not timely corrected. Similarly, the Award Recipient understands that the Award Recipient must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents by the Award Recipient fails, and such failure is not timely corrected. The Award Recipient may revoke his or her consent to the electronic delivery and execution of documents described in Section 15.1 or may change the electronic mail address to which such documents are to be delivered (if Award Recipient has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Award Recipient understands that he or she is not required to consent to electronic delivery or execution of documents described in Section 15.1.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

CENTURYLINK, INC.
By:
Glen F. Post, III Chief Executive Officer and President
{Insert name} Award Recipient

QuickLinks

  Exhibit 10.2(i)(iii)
FORM OF RESTRICTED STOCK AGREEMENT UNDER THE CENTURYLINK 2011 EQUITY INCENTIVE PLAN
1. AWARD OF SHARES
2. AWARD RESTRICTIONS ON RESTRICTED STOCK
3. TERMINATION OF EMPLOYMENT
4. FORFEITURE OF AWARD
5. STOCK CERTIFICATES
6. WITHHOLDING TAXES
7. ADDITIONAL CONDITIONS
8. NO CONTRACT OF EMPLOYMENT INTENDED
9. BINDING EFFECT
10. EFFECT OF PLAN TERMS AND COMMITTEE ACTIONS
11. ATTORNEYS' FEES AND EXPENSES
12. GOVERNING LAW
13. SEVERABILITY
14. OTHER PROVISIONS
15. ELECTRONIC DELIVERY AND EXECUTION OF DOCUMENTS